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                                  EXHIBIT 99.1


                                                                    NEWS RELEASE

                            IXC COMMUNICATIONS, INC.


Austin, Texas, August 5, 1997 - IXC Communications, Inc. (NASDAQ: IIXC) announced plans to offer $200 million in junior exchangeable preferred stock due 2009 to qualified institutional buyers under Rule 144A (the "144A Offering"). The amount to be sold and the terms of the preferred stock will be determined prior to closing of the 144A Offering, which, if the 144A Offering is successful, is expected to occur by the end of August 1997. The preferred stock will not be convertible into common stock. IXC expects to use the net proceeds of the 144A Offering to fund capital expenditures, including network expansion and for general corporate purposes.

The securities to be sold in the 144A Offering will not be registered under the Securities Act of 1933 and will not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

                                      # # #

Investor Contact:

James F. Guthrie
Executive Vice President and
Chief Financial Officer
IXC Communications, Inc.
(512) 427-3713
jguthrie@ixc-comm.net